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* Confidential treatment has been requested with respect to certain information contained in this document. Confidential portions have been omitted from the public filing and have been filed separately with the Securities and Exchange Commission.

                                                                   EXHIBIT 10.10


                               PROMOTION AGREEMENT

This Promotion Agreement (the "Agreement") is dated as of September 10, 1999 between CNET, Inc., with its principal place of business located at 150 Chestnut Street, San Francisco, California 94111 ("CNET"), and Niku Corporation, with its principal place of business located at 305 Main Street, Redwood City, California 94063 (the "Company"). Pursuant to this Agreement, the Company and CNET will work together to create a co-branded site to provide Company's services to CNET users, and CNET will provide various promotions to the Company to assist the Company in promoting the co-branded site and Company services. Accordingly, the parties hereby agree as follows:

1.      DEFINITIONS.

        "Above the Fold" means that a particular item on a Web page is viewable on a computer screen at an 800 x 600 pixels resolution when the User first accesses such Web page, without scrolling down to view more of the Web page.

        "Business Computing Channel" means the Business Computing channel on the CNET Site, as may be changed from time to time by CNET.

        "CNET Competitor" means the competitors of CNET listed on Exhibit G, as reasonably amended by CNET from time to time, but in no event more than once during each calendar quarter.

        "CNET Content Areas" means the header and footer of each page of the Co-Branded Site designed in accordance with Section 2.3.1.

        "CNET Marks" means any trademarks, trade names, service marks and logos delivered by CNET to the Company expressly for inclusion on the Company Site.

        "CNET Sites" means the Internet sites operated by CNET together with any mirror sites and successors to the foregoing, but not including the Distributor Sites as described in Section 12.14.

        "Co-Branded Site" means the web site created pursuant to Section 5, below, which features branding for CNET and the Company.

        "Company Competitor" means the competitors of the Company listed on Exhibit H, as mutually amended by CNET and the Company from time to time, but in no event more than once during each calendar quarter.

        "Company Content Area" means the middle section of each page of the Co-Branded Site designed in accordance with Section 2.3.2.

        "Company Marks" means any trademarks, trade names, service marks and logos that may be delivered by the Company to CNET expressly for inclusion in the Promotions.

        "Company Services" means any product or service sold or provided on or through the Company Site.



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        "Company Site" means the Internet site operated by the Company at
        http://www.iniku.com, together with any mirror sites and successors to the foregoing, but not including the Company Distributor Sites as described in Section 12.15.

        "Impression" means the display of a Promotion on the CNET Sites.

        "Launch Date" means the date on which the Co-Branded Site is made generally available to Users, as further described in Section 2.7.

        "Look and Feel" means the look and feel, User interface and flow of User experience.

        "Promotions" means banners, buttons, text links, windows and other promotions that are offered by the relevant party now or in the future, for which such party receives monetary payment, barter, or other compensation.

        "Special Promotions" means branded or unbranded Promotions specifically promoting the Co-Branded Site.

        "Sponsorship" means the Business Solutions Directory sponsorship described in Section 3.3.

        "Standard Promotions" means Promotions linked to the Company Site and which promote the Company's products and services.

        "Television Spotlight" means a weekly television spotlight to be run in selected CNET programming available on CNBC.

        "Term" means the term described in Section 5.

        "User" means a user of a CNET Site.

2.      CO-BRANDED SITE DEVELOPMENT AND INTEGRATION.

        2.1 Co-Branded Site Described. The parties will work together in good faith to create the Co-Branded Site on the terms describe in this
               Section 2. Unless otherwise mutually agreed by the parties, the Co-Branded Site will provide all of the features and functionality provided by, and will perform in a manner substantially identical to, the Company Site, as the Company Site may be updated and enhanced from time to time.

        2.2 Hosting. The Company or its designee (provided that such designee is not a CNET Competitor) will host the Co-Branded Site on its servers (or on servers within its control) and will provide all computer hardware, software, bandwidth and personnel necessary to operate and maintain the Co-Branded Site as a functional site accessible to Users. The Company will operate the Co-Branded Site in a manner that meets or exceeds the reliability and performance standards described on Exhibit C, and will use commercially reasonable efforts to ensure that the performance and reliability of the Co-Branded Site are at least as good as the CNET Sites.

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        2.3    Design.

               2.3.1 CNET Content Areas. CNET will create the specification, design, functionality, user interface and Look and Feel for the CNET Content Areas, and Company will use commercially reasonable efforts to assist CNET. Subject to the terms of Section 2.13.1, such CNET Content Area may include branding, promotions, content, navigational tools, and other features, tools and content as determined by CNET. CNET will develop all elements of the CNET Content Areas interface, including graphics and templates. Company acknowledges that CNET may change the design and content of the CNET Content Areas from time to time, as determined at CNET's discretion. Initially, the CNET Content Areas will substantially conform to the illustrations attached as Exhibit E.

               2.3.2 Company Content Area. Company will create the specification, design, functionality, user interface and Look and Feel for the Company Content Area; provided, however, that the Company Content Area will substantially conform to the Look and Feel of the Company Site, as may be changed from time to time. Company will consider CNET's reasonable requests to change the design and content of the Company Content Area, provided that the final design and Look and Feel of the Company Content Area will be determined by the Company. Subject to the terms of Sections 2.4 and 2.13.2, such Company Content Area will include branding, promotions, content, navigational tools, and other features, tools and content as mutually agreed by Company and CNET. Company will develop all elements of the Company Content Area interface, including graphics and templates. CNET acknowledges that Company may change the design and content of the Company Content Area to add or delete Company Services in accordance with Section 2.4. Initially, the Company Content Area will substantially conform to the illustrations attached as Exhibit E.

        2.4 Company Services. Company will provide on the Co-Branded Site substantially all Company Services offered on the Company Site. CNET acknowledges that (i) the Company may change the Company Services offered on the Company Site from time to time, in which case the Company Services offered on the Co-Branded Site will be changed in a similar fashion and (ii) Company may license content from third party suppliers from time to time for display on the Company Site, and the complete text of such content may reside on the Company Site without being posted to the Co-Branded Site.The Company will in good faith consider all changes, improvements and enhancements reasonably suggested by CNET. The Company will be responsible for incorporating all bug fixes and upgrades into the Company Services offered on the Co-Branded Site on an ongoing basis.

        2.5 CNET Content. Company may include content from the CNET Sites as described on Exhibit F on relevant pages of the Co-Branded Site, or as otherwise mutually agreed by the Company and CNET.

        2.6 Co-Branding Features. Each page on the Co-Branded Site will include branding for CNET and the Company so that the CNET Marks and Company Marks are

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               both Above the Fold. The "Home" page of the Co-Branded Site will include a Company Mark within the top CNET Content Area, as illustrated in Exhibit E. All other pages on the Co-Branded Site will include CNET graphics and links in the CNET Content Area and Company graphics and links in the Company Content Area, as illustrated on Exhibit E.

        2.7 Launch Date. The parties will use commercially reasonable efforts to achieve a Launch Date for the Co-Branded Site [***] after the Effective Date.

        2.8 IP Masking. Using IP masking, the URL for the Co-Branded Site will begin with http://iniku.cnet.com. The Company agrees that CNET will be entitled to count all page views of the Co-Branded Site towards CNET's traffic as measured by Media Metrix (as both a "Property" and "Domain" listing) and other Internet traffic-auditing firms. In addition, both parties will count the traffic as a "Consolidated" listing as measured by Media Metrix. CNET shall have the right to provide a redacted copy of this Agreement to an Internet traffic-auditing firm in connection with this Section. Furthermore, simultaneous with the execution of this Agreement, the parties shall execute the letter to Media Metrix set forth in Exhibit D attached hereto.

        2.9 Terms and Pricing. The Company shall offer Users of the Co-Branded Site pricing and terms equivalent in value to the lowest generally available pricing and terms offered by the Company to similarly situated users of the Company Site, provided that such pricing will not be greater than the published pricing on the Company Site.

        2.10 Quality assurance. Throughout the Term, the Co-Branded Site will comply with the performance standards and technical specifications described on Exhibit C.

        2.11 Customer Support. The Company will provide reasonable support to registered users on the Co-Branded Site in a quality and manner substantially equivalent to the customer support provided on the Company Site.

        2.12 Technical Support. Each party will provide all necessary technical support for the parts of the Co-Branded Site they each provide and will designate a technical point of contact. Each party will use reasonable efforts to notify the other's designated contact at least three (3) business days in advance of any planned outages of its portion of the Services, and within fifteen (15) minutes in case of any unplanned outages of its portion of the Services.

        2.13   Advertising.

               2.13.1 CNET Content Areas. CNET shall own and have the right to use or sell all of the advertising inventory within the CNET Content Areas. The Company will fully cooperate with CNET in integrating CNET's Promotion serving software with the Co-Branded Site in a manner that allows CNET to accurately deliver and track Promotions and other advertising. CNET will have the right to retain all revenues associated with Promotions, subscriptions, services and transactions displayed in the CNET Content Areas. CNET shall not display any Promotions,


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                      advertising or solicitations within the CNET Content Areas for any Company Competitor listed on Exhibit H.

               2.13.2 Company Content Area. Company shall own and have the right to use or sell all of the advertising inventory within the Company Content Area. Company will have the right to retain all revenues associated with Promotions, subscriptions, services and transactions sold by Company or its agents and displayed in the Company Content Areas. Company shall not display any Promotions, advertising or solicitations within the Company Content Area for any CNET Competitor listed on Exhibit G; provided, however, that the foregoing shall not restrict the Company from placing a reasonable number of unpaid editorial links from the Company Content Area to CNET Competitors. Except as specifically restricted in the foregoing sentence, Company shall have the right to display third party (including CNET Competitor) links, media, banner advertisements, other Promotions, and/or unpaid editorial content anywhere on the Company Site. Notwithstanding the foregoing, if CNET and the Company reasonably determine that unused promotional space exists within the Company Content Area, CNET and the Company will work together to allow CNET to use such unused promotional space for Promotions delivered by CNET. The Company will fully cooperate with CNET in integrating CNET's Promotion serving software with the Co-Branded Site in a manner that allows CNET to accurately deliver and track Promotions and other advertising which CNET provides in the Company Content Area. CNET will have the right to retain all revenues associated with Promotions sold by CNET and displayed in the Company Content Areas.

        2.14 Performance Standards. October 1st 1999 will be the first day of the initial 3 month evaluation period. Within a reasonable time after the end of the first three months following October 1st 1999 (the "First Quarter"), CNET and the Company will work together in good faith to evaluate the success of the Co-Branded Site taking into consideration factors such as (a) the number of Co-Branded Site users, (b) feedback from the Co-Branded Site users, (c) consumer response to the joint marketing activities, and (d) any technical issues related to the Co-Branded Site. CNET and the Company will agree on a list of action items aimed at improving the success of the Co-Branded Site. Within a reasonable time after the end of the three months immediately following the First Quarter (the "Second Quarter"), CNET and the Company will work together in good faith to evaluate the success of the Co-Branded Site taking into consideration factors similar to those considered at the end of the First Quarter. CNET and the Company will agree on a list of action items aimed at improving the success of the Co-Branded Site. During the three months immediately following the Second Quarter (the "Third Quarter"), the parties will work together in good faith to determine and establish performance standards for the remainder of the term, based on the success of the Co-Branded Site during the First Quarter and Second Quarter. The parties agree to finalize such performance standards by the end of the Third Quarter; provided, however, that if the parties, working together in good faith, are unable to finalize such performance standards by the end of the Third Quarter, then on July 5th, 2000 either party may terminate this Agreement immediately upon written notice to the other party. The parties agree that the

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               foregoing meetings are an essential part of this Agreement and a party's failure to participate in the such meetings will be deemed to be a material breach of this Agreement by such party.

        2.15 Bi-annual Executive Review. Every six months after the execution of this Agreement., senior executives of CNET and the Company (President level or above) will conduct face-to-face meetings at a mutually agreed time and location to discuss the performance of the Co-Branded Site and the relationship between the parties. The parties agree that the first executive meeting will occur in conjunction with the second performance standards meeting set forth in Section 2.14.

3.      PROMOTIONS BY CNET.

        3.1 Standard Promotions. During the Term of this Agreement, the Company will purchase Standard Promotions on the CNET Site (based on a [***] discount off of CNET's published advertising rate card) as set forth in Section 5.2.CNET will use commercially reasonable means to deliver for the Company the Standard Promotions as set forth on Exhibit A, as may be modified from time to time as determined by the Company and subject to CNET's then-current inventory availability. If the Company fails to provide CNET with a Standard Promotions media plan for a minimum of [***] for any particular month on or before the fifth day of such month, then CNET will choose and run a mix of Standard Promotions equal to the monthly advertising payment. CNET will use commercially reasonable efforts to choose Standard Promotions that are consistent with the Company's goals. The Company may request any reasonable reallocation of the location and type of the Standard Promotions subject to CNET's then-current inventory availability and the terms of CNET's Media Kit at http://www.cnet.com/Media/, as may be reasonably changed from time to time. CNET shall not charge the Company any extra fees for such requested reallocations of Standard Promotions if they are equivalent in value to those that would otherwise be provided by CNET hereunder. If the Company's requested reallocations of Standard Promotions are more expensive than the location and type normally provided hereunder by CNET, then the Company shall pay the difference of such cost based on a [***] discount off of CNET's standard advertising rate card at the time of request. CNET will use commercially reasonable efforts to implement the Company's requests made in accordance with the preceding sentence within thirty (30) days after receipt of each request. The Company will design any graphics and other materials required for the Standard Promotions, and CNET will provide reasonable assistance to the Company in connection with the design and creation of such materials. The Company will be responsible for ensuring that each URL provided to CNET for use in a Standard Promotion takes the User to the appropriate area within the Company Site and that such site functions with reasonable reliability and in a commercially reasonable manner throughout the Term. In particular, the Company agrees that the Company Site will comply with the performance standards set forth on Exhibit C throughout the Term.

        3.2 Special Promotions. During the Term of this Agreement, CNET may, at its sole discretion, deliver Special Promotions to encourage Users to visit the Co-Branded Site. CNET will design any graphics and other materials required for the

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               Special Promotions, and the Company will provide reasonable assistance to CNET in connection with the design and creation of such materials. Special Promotions may appear anywhere on the CNET Sites as determined in CNET's sole discretion.

        3.3 Sponsorship. On or before November 1, 1999 and continuing throughout the remainder of the Term, CNET and the Company will work together in good faith to provide a message to all CNET Business Solutions Directory subscribers enabling them to subscribe to the Company Services through the Co-Branded Site. Such message will appear each time a CNET Business Solutions Directory subscriber completes registration of the Business Solutions Directory on the CNET Sites. Further, CNET will use commercially reasonable efforts to allow each Business Solutions Directory Subscriber to register with the Company through the Co-Branded Site in a manner that does not require such subscriber to separately re-enter the information they have already provided to CNET.

        3.4 Television Spotlight. During the Term of this Agreement, CNET will deliver for the Company the Television Spotlights as set forth on Exhibit A. Each Television Spotlight will contain a Company Site promotion along with a URL selected by the Company. The Company will record the Television Spotlights and design any graphics and other materials required for the Television Spotlights, and will supply copies of such materials to CNET in a form reasonably requested by CNET. All materials provided to CNET will comply with CNET's reasonable technical and editorial guidelines, as in effect from time to time. CNET will provide reasonable assistance to the Company in connection with the design and delivery of such materials.

        3.5 Promotion of the Co-Branded Site. During the Term of this Agreement, CNET will purchase $2,500,000 worth of Promotions for the Co-Branded Site on third-party web sites or through other media. CNET and the Company will work together in good faith to determine the type, quantity and delivery time of such Promotions, provided that the final placement, type and quantity of Promotions will be determined by CNET. The parties agree that the timing of such Promotions shall be in the manner described on Exhibit K, unless otherwise mutually agreed by the parties. Such Promotions will encourage users to visit the Co-Branded Site and will include branding for CNET and the Company, as reasonably determined by the parties.

        3.6 Links from Business Computing. During the Term of this Agreement, CNET will provide navigational links to the Co-Branded Site throughout all relevant areas of the Business Computing Channel, with specific placement determined at the sole discretion of CNET. Throughout the Term, at a minimum CNET will provide a navigational link to the Co-Branded Site from the Business Computing channel (excluding Company Profile Pages), including but not limited to a navigational link on (a) the [***] of the [***] channel at a minimum level of [***] as shown in Illustration E-4, attached to Exhibit E, (b) the [***] of the [***] at a minimum level of [***] as shown in illustration E-5
               (c) on all of the [***] (an example of which is shown in Illustration E-6) within a minimum of [***] of the [***] (as defined below) listed on the [***] of the [***], at a minimum level of [***] as shown in Illustration E-6, (provided that


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               CNET may change the font, style or characteristics of the link to make it consistent with the design and layout of the page), and
               (d) on all pages within a minimum of [***] of the [***] listed on the [***] of the [***]. For the purposes of this Section 3.6, a "Top Level Category" is any highlighted link presented on the front door of a channel or directory that is designed to categorize all content within that channel or directory. CNET will create the specification, design, functionality, user interface and Look and Feel for the Business Computing Channel. Not more than once per month during the Term, CNET will consider Company's reasonable requests to change the design and content of the Business Computing Channel, provided that the final design and Look and Feel of the Business Computing Channel will be determined by CNET. At any time during the Term, if CNET decides to stop displaying the Business Computing Channel or any successor page on the CNET Sites, then (a) CNET will provide the Company written notice of such decision within a reasonable time prior to removing the Business Computing Channel from the CNET Sites, and (b) executives (Senior Vice President level or above) from both CNET and the Company will participate in a face-to-face meeting to discuss alternative promotional opportunities for the Company.

4.      PROMOTIONS BY THE COMPANY.

        4.1 CNET Content. Company may include content from the CNET Sites as described on Exhibit F on relevant pages of the Company Site, or as otherwise mutually agreed by the Company and CNET. Beginning on November 1, 1999 and continuing through the remainder of the Term, each time a user of the Company Site clicks on a link within the content described on Exhibit F, such user will be shown a link back to the Company Site on a navigational bar displayed Above the Fold, or other method mutually agreed upon by the parties. Initially, such navigational bar will be substantially similar to Illustration E-7 attached to Exhibit E.

        4.2 Promotions on the Company Site. During the Term of this Agreement, CNET will purchase Promotions on the Company Site in the amount of $2,500,000. The Company will use commercially reasonable means to deliver for CNET the Promotions as set forth on Exhibit B, as may be modified from time to time upon the mutual consent of the parties subject to the Company's then-current inventory availability. CNET may request any reasonable reallocation of the location and type of the Promotions subject to the Company's then-current inventory availability. The Company shall not charge CNET any extra fees for such requested reallocations of Promotions if they are equivalent in value to those that would otherwise be provided by the Company hereunder. If CNET's requested reallocations of Promotions are more expensive than the location and type normally provided hereunder by Company, then CNET shall pay the difference of such cost based on a [***] discount off of the Company's standard advertising rate card at the time of request. The Company will use commercially reasonable efforts to implement CNET's requests made in accordance with the preceding sentence within thirty (30) days after receipt of each request. CNET will design any graphics and other materials required for such Promotions, and the Company will provide reasonable assistance to CNET in connection with the design and creation of such materials. CNET will be responsible for ensuring that each URL provided to the Company



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               for use in a Promotion takes the User to the appropriate area within CNET and that such site functions with reasonable reliability and in a commercially reasonable manner throughout the Term. In particular, CNET agrees that the CNET Sites will comply with the performance standards and technical specifications set forth on Exhibit I throughout the Term.

        4.3 Sponsorship. On or before November 1, 1999 and continuing throughout the remainder of the Term, the Company will provide a message to all Company Site and Co-Branded Site Information Technology ("IT") subscribers of the Company Project Market enabling them to subscribe to the CNET Business Solutions Directory. Such message will appear each time a Co-Branded or Company Site subscriber completes registration for the Project Market section of the Company Site and Co-Branded site. Further, the Company will use commercially reasonable efforts to allow each Company Project Market subscriber creating a profile on the Co-Branded or Company Site to register with CNET's Business Solutions Directory in a manner that does not require such subscriber to separately re-enter the information they have already provided to the Company.

5.      PAYMENTS.

        5.1 Integration Fee. The integration fee will cover fees and costs associated with creating and integrating technology resources dedicated to the Co-Branded Site, maintenance of the Co-Branded Site and Special Promotions (described in Section 3.2) to drive traffic to the Co-Branded Site. Company will pay CNET an integration fee totaling $1,000,000 as follows:

               5.1.1 Upon execution of this Agreement, Company shall pay CNET $[***];

               5.1.2 On or before the 12 month anniversary date of this Agreement, Company shall pay CNET an additional [***];

               5.1.3 On or before the 18 month anniversary date of this Agreement, Company shall pay CNET an additional [***].

               5.1.4 Payments under this Section 5.1 will be made by check or wire transfer of immediately available funds as reasonably directed by CNET.

        5.2 Standard Promotions, Sponsorships and Television Spotlights. Beginning October 1, 1999 and continuing throughout the Term, Company will pay CNET a total of $14,000,000, at a rate of approximately $7,000,000 per year, and $583,333.33 per month, for the Standard Promotions, Sponsorships and Television Spotlights delivered as described in Exhibit A. Within 30 days after delivery of the Promotions for a given month, CNET shall invoice the Company for the Promotions, Sponsorships and Television Spotlights for a given month. All amounts due to CNET under this
               Section 5.2 must be paid not more than 30 days after delivery of the Promotions, Sponsorships or Television Spotlights for a given month. Payments under this Section 5.2 will be made by check or wire transfer of immediately available funds as reasonably directed by CNET.

        5.3 Promotions on the Company Site. Starting October 1, 1999 and continuing throughout the Term, CNET will pay the Company a total of $2,500,000 for the


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               Promotions on the Company Site delivered as described in Exhibit
               B. CNET will pay Company an engineering and maintenance fee of $500,000 to covers fees and costs associated with creating and integrating technology resources dedicated to the Co-Branded Site, maintenance of the Co-Branded Site and Promotions (described in Section 4.2) to drive traffic to the Co-Branded Site as follows:

               5.3.1 Upon execution of this Agreement, CNET will pay Company [***];

               5.3.2

               5.3.3 On or before March 30, 2000, CNET will pay Company an additional [***]; and

               5.3.4 On or before June 30, 2000, CNET will pay Company an additional [***].

               The remaining $2,000,000 due to Company under this Section 5.3 shall be paid by CNET over the Term in monthly payments of $83,333.33 for the Promotions delivered to CNET each month starting October 1, 1999. Within 30 days after delivery of the Promotions for a given month, the Company shall invoice CNET for Promotions. Payments under this Section 5.3 will be made within 30 days after the receipt of an invoice by check or wire transfer of immediately available funds as reasonably directed by the Company.

               5.4 Net 30 Terms. All payments by both parties listed in Section 5 are due within 30 days of the payment date.

6.      TERM AND TERMINATION.

        6.1 Term. This Agreement shall begin on the Effective Date and end on the second anniversary of the Launch Date (the "Term"). Thereafter, this Agreement will continue on a month-to-month basis unless terminated by either party upon 30 days written notice to the other.

        6.2 Termination for Breach. If either party commits a material breach of its obligations hereunder that is not cured within 30 days after notice thereof from the non-breaching party, the non-breaching party may terminate this Agreement at any time by giving written notice of termination to the breaching party.

        6.3    Termination by CNET.

               6.3.1 Competitive Services. If the Company is reasonably deemed by CNET to offer Competitive Services (as defined below), then CNET shall give Company written notice of such determination and Company shall have 30 days to cease such Competitive Services. If Company fails to cease the Competitive Services within 30 days in a manner reasonably acceptable to CNET, then CNET may terminate this Agreement immediately upon written notice to Company. Notwithstanding the foregoing, the parties acknowledge and agree that the Company Site (and the Co-Branded Site, to the extent that it duplicates the Company Site), in the form that it exists on the Effective Date, does not offer


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                                       10
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                      Competitive Services in a manner that allows CNET to
                      terminate hereunder, and that such termination rights will only apply if the Company adds Competitive Services to the Company Site (or Co-Branded Site). For the purposes of this Section 6.3.1, "Competitive Services" means (a) comparative pricing search engine or services for computer and technology products and/or services, (b) aggregating or providing more than 100 downloadable software titles,
                      (c) aggregation and display of five or more technology news headlines each from three or more sources, and (d) aggregation of computer and technology product reviews.

               6.3.2 CNET may notify Company in writing if CNET reasonably determines that the Company Services (a) contain any virus, worm, "trojan horse", time bomb or similar contaminating or destructive feature, (b) contain material "bugs" that are not adequately remedied to CNET's satisfaction, or (c) on the Co-Branded Site are not performing in a manner that is substantially similar to the Company Site. Company will have 30 days from receiving notice from CNET to cure. If Company fails to cure within such 30 day period, CNET may terminate this Agreement immediately upon written notice to Company. Notwithstanding the foregoing or anything herein to the contrary, if CNET reasonably determines that subparagraphs
                      (a), (b) or (c) apply, then CNET may immediately remove any or all links to the Company Site and Co-Branded Site, at CNET's sole discretion, until such time as the Company notifies CNET that the Company Services have resumed acceptable operation. Upon notification by the Company and verification by CNET that the Company Services have resumed acceptable operations, CNET shall re-post links to the Company Site and Co-Branded Site within two business days in a manner substantially similar to the manner in which such links were previously included on the CNET Sites. These remedies are for CNET's editorial purposes and in no way limit CNET's ability to terminate this contract or pursue any other remedies hereunder in the event the performance standards set forth herein are not met.

               6.3.3 This termination remedy in Section 6.3 is for CNET's editorial purposes and in no way limits CNET's ability to terminate this Agreement or pursue any other remedies hereunder.

        6.4    Termination by Company.

               6.4.1 If CNET is reasonably deemed by the Company to offer Company Competitive Services (as defined below), then the Company shall give CNET written notice of such determination and CNET shall have 30 days to cease such Company Competitive Services. If CNET fails to cease the Company Competitive Services within 30 days in a manner reasonably acceptable to the Company, then the Company may terminate this Agreement immediately upon written notice to CNET. Notwithstanding the foregoing, the parties acknowledge and agree that the CNET Sites, in the form that it exists on the Effective Date, does not offer Company Competitive Services in a manner that allows the Company to terminate hereunder, and that such termination rights will only apply if CNET adds the Company Competitive Services to the CNET Sites. For the purposes of Section 6.4.1, "Company Competitive Services" means (a) an online application for virtual team project management or time & expense reporting; (b) an online application for file sharing and management; (c) an online resource management application for staff planning; and (d) an online sales and marketing application for managing customer acquisition opportunities

               6.4.2 If CNET acquires, or is acquired by, any Company Competitor then Company may terminate this Agreement upon 90 days written notice to CNET; provided, however, that beginning on the date such termination notice is delivered to CNET, Company shall not be required to deliver a CNET Business Solutions Directory message to Company subscribers as described in Section 4.3. Further, for all new Co-Branded Site Users registered by the Company after the date of such termination notice, the requirements of
                      Section 6.5 will not apply.

               6.4.3 The Company may notify CNET in writing if the Company reasonably determines that CNET Sites with links to the Co-Branded Site or the Company Site, and CNET Content featured on the Company Site or Co-Branded Site: (a) contain any virus, worm, "trojan horse", time bomb or similar contaminating or destructive feature, or (b) contain material "bugs" that are not adequately remedied to CNET's satisfaction. CNET will have 30 days from receiving notice from the Company to cure. If CNET fails to cure within such 30 day period, the Company may terminate this Agreement immediately upon written notice to CNET. Notwithstanding the foregoing or anything herein to the contrary, if the Company reasonably determines that subparagraphs (a) or (b) apply, then the Company may immediately remove all links to the CNET Content, at the Company's sole discretion, until such time as CNET notifies the Company that the CNET Sites have resumed acceptable operation. Upon notification by CNET and verification by the Company that the CNET Sites have resumed acceptable operations, the Company shall re-post links to the CNET Content in a manner substantially similar to the manner in which such links were previously included on the Company Sites and/or Co-Branded Site.

               6.4.4 This termination remedy in Section 6.4 is for Company's editorial purposes and in no way limits Company's ability to terminate this Agreement or pursue any other remedies hereunder.

        6.4 Survival. The provisions of Sections 8.2, 9, 10 and 12, and any obligations arising prior to termination will survive any termination of this Agreement.

        6.5 Transition Obligation. Upon the expiration or termination of this Agreement, at CNET's request the Company will reasonably provide the Users of the Co-Branded Site with the option to move their data and information from the Company Services to CNET or CNET's designee. Notwithstanding the foregoing, CNET shall not require any User to move data or information from the Co-Branded Site or Company Services.

7.      REPORTING.

7.1 CNET Promotion Report. Within 30 days after the end of each month during the Term, CNET will provide to the Company standard advertising reports, as generally offered by CNET, with respect to the Standard Promotions, Sponsorships and Television Spotlights. Company acknowledges that the statistics provided on the CNET report are the official, definitive measurement of CNET's performance on any delivery obligations described in this Agreement. No other measurements or usage statistics (including those of Company or a third-party advertisement server) shall be accepted by CNET or have bearing on this Agreement. Any data provided to Company under this Section 7.1 shall be deemed "Confidential Information" as described in Section 12.7.

7.2     Company Report.

7.2.1 Within 30 days after the end of each month during the Term, the Company will provide to CNET a report that includes the following information for such month: (a) the aggregate number of referrals from the CNET Sites to the Company Site and; (b) the total value of Company Services purchased by CNET Users on the Co-Branded Sites; (c) the total value of Company Services purchased by CNET Users on the Company Site; and (d) any information collected on the Co-Branded Site, such as number of page views, number of unique users, and other standard reports. The Company will obtain the foregoing data by tagging each User using a cookie or other similar technology, as agreed upon by the parties.

7.2.2 The Company will provide standard reporting on all Promotions CNET runs on the Company Site, including number of Impressions delivered broken down by Promotion and page.

7.2.3 Any reports delivered to CNET pursuant to this Section 7.2 may not be shared by CNET with any third party, and will be used only to improve the ongoing marketing and promotional programs. Such reports will be deemed "Confidential Information" as described in Section 12.7.

8.      USER DATA.

        8.1 Delivery by Company to CNET. If such data is made available by a CNET User, Company will supply CNET with the following registration data received from CNET Users in both summary and detailed form: (a) [***], (b) [***], and (c) [***]. This data will be shared in real time if commercially and technologically feasible in a manner so that, for example, CNET can match a tracking tag on a User session with that User's registration data in order to customize the CNET Site content and advertising for that User. If real time data sharing is not available, the data shall be provided to CNET no less frequently than weekly. This data shall be deemed "Confidential Information" as described in
               Section 12.7.

        8.2 Permitted use. CNET will use the registration data collected by the Company for internal purposes only. It will not be sold or otherwise distributed to third parties, provided that CNET may use and distribute statistics based on the aggregate data. Further, all use of Company's proprietary data will comply with applicable law and be consistent with the respective privacy policies of Company

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    the Commission. Confidential treatment has been requested with respect to
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                                       13
               and CNET. CNET will not send targeted communications to the Company's members without the prior consent of Company. This
               Section 8.2 will survive any termination or expiration of this Agreement.

9. DISCLAIMER OF WARRANTIES. EACH PARTY AND ITS LICENSORS HEREBY DISCLAIM ALL WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, WITH RESPECT TO THE CONTENT, MARKS, AND ANY OTHER MATERIALS PROVIDED BY SUCH PARTY HEREUNDER, INCLUDING BUT NOT LIMITED TO ANY WARRANTY WITH CONCERNING THE ACCURACY OF THE CONTENT AND OTHER MATERIALS PROVIDED BY SUCH PARTY, AND THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. Neither CNET nor Company will make any representation, warranty or guaranty, whether written or oral, on behalf of the other.

10.     MUTUAL INDEMNIFICATION.

        10.1 Indemnification by CNET. CNET shall indemnify and hold the Company harmless from and against any costs, losses, liabilities and expenses, including all court costs, reasonable expenses and reasonable attorney's fees (collectively, "Losses") that the Company may suffer, incur or be subjected to by reason of any legal action, proceeding, arbitration or other claim by a third party, whether commenced or threatened, arising out of or as a result of (a) the use of the CNET Marks by the Company in accordance with this Agreement; (b) the operation of any CNET site (except in cases where the Company is required to indemnify CNET under the following paragraph), including claims of infringement or misappropriation of intellectual property rights;
               (c) any content provided by CNET for the Company Site or Co-Branded Site; or (d) the offer or sale of CNET products or services through the CNET Sites, Company Site or Co-Branded Site.

        10.2 Indemnification by the Company. The Company shall indemnify and hold CNET harmless from and against any Losses that CNET may suffer, incur or be subjected to by reason of any legal action, proceeding, arbitration or other claim by a third party, whether commenced or threatened, arising out of or as a result of (a) the use of the Company Marks by CNET in accordance with this Agreement; (b) any content provided by the Company for the Co-Branded Site; (c) the operation of the Company Site; or (d) the offer or sale of the Company Services by the Company through the Company Site or Co-Branded Site.

        10.3 Indemnification Procedures. If any party entitled to indemnification under this Section (an "Indemnified Party") makes an indemnification request to the other, the Indemnified Party shall permit the other party (the "Indemnifying Party") to control the defense, disposition or settlement of the matter at its own expense; provided that the Indemnifying Party shall not, without the consent of the Indemnified Party enter into any settlement or agree to any disposition that imposes an obligation on the Indemnified Party that is not wholly discharged or dischargeable by the Indemnifying Party, or imposes any conditions or obligations on the Indemnified Party other than the payment of monies that are readily measurable for purposes of determining the monetary indemnification or reimbursement obligations of Indemnifying Party. The Indemnified Party shall notify Indemnifying Party promptly of any claim for which Indemnifying Party is responsible and shall cooperate with Indemnifying Party in every commercially reasonable way to facilitate defense of any such claim; provided that the Indemnified Party's failure to notify Indemnifying Party shall not diminish Indemnifying Party's obligations under this Section except to the extent that Indemnifying Party is materially prejudiced as a result of such failure. An Indemnified Party shall at all times have the option to participate in any matter or litigation through counsel of its own selection and at its own expense.

11.     TRADEMARK LICENSES.

        11.1 Company Marks. The Company hereby grants to CNET a non-exclusive, royalty-free license, effective throughout the Term, to use, display and publish the Company Marks solely within the Co-Branded Site, Promotions, Sponsorships and Television Spotlights as provided in Section 3, above. Any use of the Company Marks by CNET must comply with any reasonable usage guidelines communicated by the Company to CNET from time to time. Nothing contained in this Agreement will give CNET any right, title or interest in or to the Company Marks or the goodwill associated therewith, except for the limited usage rights expressly provided above. CNET acknowledges and agrees that, as between the Company and CNET, the Company is the sole owner of all rights in and to the Company Marks.

        11.2 CNET Marks. CNET hereby grants to the Company a non-exclusive, royalty free license, effective throughout the Term, to use, display and publish the CNET Marks solely within the Co-Branded Site, Promotions, and Company Site as provided in Section 4, above. Any use of the CNET Marks by the Company must comply with any reasonable usage guidelines communicated to the Company by CNET from time to time. Nothing contained in this Agreement will give the Company any right, title or interest in or to the CNET Marks or the goodwill associated therewith, except for the limited usage rights expressly provided above. The Company acknowledges and agrees that, as between the Company and CNET, CNET is the sole owner of all rights in and to the CNET Marks.

12.     MISCELLANEOUS.

        12.1 LIMITATION OF DAMAGES. EXCEPT FOR ANY CLAIM UNDER SECTION 10 OR 11, ABOVE, NEITHER PARTY WILL BE LIABLE FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR INCIDENTAL DAMAGES ARISING OUT OF OR RELATED TO THIS AGREEMENT, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE), AND EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. FURTHER, EXCEPT FOR ANY CLAIM ARISING UNDER SECTION 10, 11, OR 12.7, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR DAMAGES IN EXCESS OF THE TOTAL PAYMENTS MADE UNDER THIS AGREEMENT.

        12.2 Assignment. Neither party may assign this Agreement, except (a). upon the transfer of substantially all of the business operations of such party (whether by asset sale, stock sale, merger or otherwise); (b) to an affiliate of such party; or (c) with the written permission of the other party. Notwithstanding the foregoing, if the Company's acquiror is a CNET Competitor, then CNET may terminate this Agreement upon ten days written notice to the acquiror.

        12.3 Relationship of Parties. This Agreement will not be construed to create a joint venture, partnership or the relationship of principal and agent between the parties hereto, nor to impose upon either party any obligations for any losses, debts or other obligations incurred by the other party except as expressly set forth herein.

        12.4 Marketing. The parties shall issue a press release concerning the business relationship contemplated in this agreement, and each party will provide an appropriate quote from one of its senior executive officers for use in the press release. Each party will review and comment on the press release prior to its publication. Further, the parties will participate in joint marketing and public relations activities as they mutually deem appropriate, as further defined on Exhibit J attached hereto. The parties will work together in good faith to create joint marketing activities that are anticipated by both parties to obtain favorable results, taking into consideration the timing, type and content of the activity. Notwithstanding the foregoing, and except for the activities described on Exhibit J, neither party will be obligated to engage in any marketing activity that is (a) unduly burdensome on a party, (b) deemed to be illegal, improper, unethical, or ineffective by a party, or (c) inconsistent with the general marketing practices of the party. Further, each party acknowledges that there may be times when a party may be restricted by law, rule or regulation from engaging in marketing activities or making public statements (e.g., SEC "quiet period"), and such party will be excused from the marketing activities described herein (including those on Exhibit J) during such time.

        12.5 Audit Rights. Each party will have the right to engage an independent third party to audit the books and records of the other party relevant to the quantification of the Promotions, upon reasonable notice and during normal business hours, and the other party will provide reasonable cooperation in connection with any such audit. The party requesting the audit will pay all expenses of the auditor unless the audit reveals an underpayment by the other party of more than 5%, in which case the other party will reimburse all reasonable expenses of the auditor.

        12.6 Applicable Law. This Agreement will be construed in accordance with and governed by the laws of the State of California, without regard to principles of conflicts of law.

        12.7 Confidentiality. In connection with the activities contemplated by this Agreement, each party may have access to confidential or proprietary technical or business information of the other party, including without limitation (a) proposals, ideas or research related to possible new products or services; (b) financial statements and other financial information; (c) any reporting information required herein; and (d) the material terms of the relationship between the parties; provided, however, that such information will be considered confidential only if it is conspicuously designated as "Confidential," or if provided orally, identified at the time of disclosure and confirmed in writing within 30 days of disclosure (collectively, "Confidential Information"). Each party will take reasonable precautions to protect the confidentiality of the other party's Confidential Information, which precautions will be at least equivalent to those taken by such party to protect its own

               Confidential Information. Except as required by law or as necessary to perform under this Agreement, neither party will knowingly disclose the Confidential Information of the other party or use such Confidential Information for the benefit of any third party. Each party's obligations in this Section with respect to any portion of the other party's disclosed Confidential Information shall terminate when the party seeking to avoid its obligation under such Paragraph can document that such disclosed Confidential Information: (i) was in the public domain at or subsequent to the time it was communicated to the receiving party ("Recipient") by the disclosing party ("Discloser") through no fault of Recipient; (ii) was rightfully in Recipient's possession free of any obligation of confidence at or subsequent to the time it was communicated to Recipient by Discloser; (iii) was developed by employees or agents of Recipient independently of and without reference to any information communicated to Recipient by Discloser; (iv) was communicated by the Discloser to an unaffiliated third party free of any obligation of confidence; or (v) was in response to a valid order by a court or other governmental body, was otherwise required by law or was necessary to establish the rights of either party under this Agreement; provided, however, that both parties will stipulate to any orders necessary to protect said information from public disclosure.

        12.8 Severability of Agreement. If a court of an arbitrator or competent jurisdiction holds any provision of this Agreement to be illegal, unenforceable, or invalid in whole or in part for any reason, the validity and enforceability of the remaining provisions, or portions thereof, will not be affected.

        12.9 Dispute Resolution. In the event that any dispute arises hereunder, the parties agree that prior to commencing litigation, arbitration, or any other legal proceeding, each party shall send an officer of such party to negotiate a resolution of the dispute in good faith at a time and place as may be mutually agreed. Each officer shall have the power to bind its respective party in all material respects related to the dispute. If the parties cannot agree on a time or place, upon written notice from either party to the other, the negotiations shall be held at the principal executive offices of CNET twenty one days following such notice (or on the next succeeding business day, if the twenty first day is a weekend or holiday). Notwithstanding the foregoing dispute resolution process, neither party shall be excluded from seeking provisional remedies in the courts of any jurisdiction, including, but not limited to, temporary restraining orders and preliminary injunctions, but such remedies shall not be sought as a means to avoid the dispute resolution process.

        12.10 Article Headings. The captions and headings of the various articles of this Agreement are inserted merely for the purpose of convenience and do not expressly or by implication limit, define or extend and specific terms or text of the article so designated and shall not in any way alter the meaning or interpretation of this Agreement.

        12.11 No Waiver. No waiver of breach, failure of any condition, or any right or remedy contained in or granted by the provisions of this Agreement will be effective unless it is in writing and signed by the party waiving the breach, failure, right or remedy. No waiver of any other breach, failure, right or remedy will be deemed a waiver of any other breach, failure, right or remedy, whether or not similar, nor shall any waiver constitute a continuing waiver unless the writing so specifies.

        12.12 Remedies Not Exclusive. Any specific right or remedy provided in this Agreement shall not be exclusive but shall be cumulative upon all other rights and remedies set forth herein and allowed or allowable under applicable law.

        12.13 Illustrations. Except for Illustrations E-4, E-5 and E-6 attached to Exhibit E. all Illustrations attached to the Exhibits are for illustrative purposes only and shall not be deemed to bind, obligate or restrict either party from making reasonable changes in such party's discretion.

        12.14 CNET Co-Branded Editions. Company acknowledges that CNET produces co-branded editions of the CNET Sites for various resellers, distributors, other licensees and/or joint venture partners (collectively the "CNET Distributors"). In some cases, such CNET Distributors are entitled to replace or remove CNET's default content with other content within their own co-branded editions of any CNET Site. Notwithstanding any other provisions of this Agreement, if any such CNET Distributor has exercised its right to replace Promotions or the Co-Branded Site with other content or Promotions, then CNET will not be required to display the Promotions or Co-Branded Site within such CNET Distributor's co-branded edition of the CNET Sites. If CNET does display the Promotions or Co-Branded Site within a co-branded edition of any CNET Site, such display will be governed by this Agreement.

        12.15 Company Co-Branded Editions. CNET acknowledges that the Company may produce co-branded editions of the Company Sites for various non-IT or technology related resellers, distributors, other licensees and/or joint venture partners (collectively the "Company Distributors"). In some cases, such Company Distributors are entitled to replace the Company's default content with other content within their own co-branded editions of any Company Site. Notwithstanding any other provisions of this Agreement, if any such Company Distributor has exercised its right to replace Promotions with other content or Promotions, then the Company will not be required to display the Promotions within such Company Distributor's co-branded edition of the Company Sites. If the Company does display the Promotions within a co-branded edition of any Company Site, such display will be governed by this Agreement.

        12.15 Entire Agreement. This Agreement constitutes and contains the entire agreement between the parties with respect to the subject matter hereof and supersedes any prior oral or written agreements. This Agreement may not be amended except in writing signed by both parties. Each party acknowledges and agrees that the other has not made any representations, warranties or agreements of any kind, except as expressly set forth herein.

IN WITNESS WHEREOF, each party has caused this Agreement to be executed by its duly authorized representatives as of the date first written above.

CNET, INC.                                     NIKU CORPORATION

By:    /s/ Richard Marino                      By: /s/ Harold J. Slawik
      --------------------------------             -----------------------------
Name:  Richard Marino                          Name: Harold J. Slawik
      --------------------------------               ---------------------------
Title:  President                              Title: Sr. Vice President
      --------------------------------                --------------------------

                                    EXHIBIT A

                  PROMOTIONAL PLAN ON THE CNET MEDIA PROPERTIES

Beginning October 1, 1999 and continuing throughout the Term, the Company will pay $583,333.33 per month to CNET for Promotions, Sponsorships and Television Spotlight provided by CNET as set forth in the Agreement. CNET will provide all Promotions and Television Spotlight to Company at a rate of [***] discount off CNET's published advertising rates in accordance with the time, quantity and Promotion type specified by the Company, subject to CNET's advertising inventory availability.

The Company may select from, but is not limited to, the following five types of promotional opportunities, as available:

1.      CPM Based Media
        Ad Units: Banners, Windows, Portals, Buttons
        Sites:    News.com, Builder.com, CNET.com, Download.com

2.      Online Sponsorships
        Exclusive E-Board Topic Center Sponsorships
        Exclusive E-Board News.com Category Sponsorships
        News.com Send A Story Sponsorships

3.      Email Sponsorships
        Email Dispatch Text Ad Sponsorships

4.      TV Sponsorships
        Founding Series Sponsorships
        CNBC TV.Com Sponsor
        Spotlight Sponsors of CNET's USA Network TV shows

5.      TV Spotlight
        Hardware Sponsorship on CNET TV.com

6.      Off line Sponsorships
        Techies Day
        Tour series Sponsorships

*** Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                                    EXHIBIT B

                      PROMOTIONAL PLAN ON THE COMPANY SITE

Beginning October 1, 1999 and throughout the term of this agreement CNET will pay $83,333.33 per month to the Company, and the Company will provide CNet, Inc. an anchor sponsorship of the Company Site. The CNet anchor program will include the sponsorship of the IT channel of the Company Site, sponsorship of the Company Site membership newsletter, and the sponsorship of any CNet content used in the company site as outlined in sections 2.5 and 4.1 of this agreement.

CNet will be sponsoring the content channel for IT professionals on the Company Site. This channel will combine what is currently titled, "What the experts say" and "Technology Stories" into one area where IT professionals will go to find business-critical information on IT industry trends and analysis. This area will include IT consulting methodologies/best practices, IT industry premium research reports and analysis (e.g. Gartner Group), a Web directory of useful sites for IT consultants, and industry news.

In the new user interface scheduled to launch in early September, CNet will receive the following promotion on the Company Site:

        A. Primary IT Channel Sponsorship.

        B. A "brought to you by" or "sponsored by" text placement in combination with CNet's logo prominently displayed on the main page of the IT channel.

        C. CNet logo prominently displayed around IT industry news headlines and story abstracts to be fed into the company site from News.com with links back to CNet for viewing of full-length stories. The full-length stories will displayed as per Exhibit J with CNet owning all page views and advertising inventory on these pages.

        D. Sponsorship of the "iNikuNews" Company Site newsletter, currently a monthly newsletter, which will become a weekly in the near term. This will include display of the CNet logo and links to relevant CNet content from the newsletter. The newsletter is currently distributed to 8,000 members with the distribution expected to grow to 1 million during the terms of this agreement. The newsletter is only available to sponsors and partners.

        E. Prominent display of CNet logo and branding on all areas of the company site where CNet content is featured as per sections 2.5 and
           4.1 of this agreement. This will include news areas in the other vertical channels that will be featured on the Company Site.

        F. Featuring of CNet content for selected services within the current "Services" area of the Company Site. This will drive traffic to CNet services such as Shopper.com and Download.com.

The Company Site is a new offering and has not yet built the page view churn normally associated with CPM pricing. As our audience is extremely targeted we anticipate a healthy margin as website page views become more in-line with industry averages. Until that time pricing for this opportunity will be sponsorship based and by default a minimum impression guarantee will not be offered. We will review the allocation of CNet's advertising on an ongoing basis to maximize its promotional effectiveness for CNet.

                                    EXHIBIT C

                      PERFORMANCE STANDARDS AND TECHNICAL SPECIFICATIONS

The Company will use commercially reasonable efforts to comply with the following performance standards throughout the Term:

1. The Company Site and Co-Branded Site will be operational and fully functional in all material respects (i.e. capable of displaying information and conducting transactions as contemplated in the ordinary course of business) at least [***] of the time during any [***] period, except for a reasonable number of planned maintenance windows as specified by the Company.

2. The average time required to start displaying the HTML on a page of the Company Site and Co-Branded Site (excluding planned maintenance windows specified by the Company and unplanned outages) after a link from the CNET Sites shall not exceed a daily average of [***], and the average time required to deliver an entire page of the Company Site or Co-Branded Site (excluding planned maintenance windows specified by the Company and unplanned outages) over the open Internet shall not exceed a daily average of [***]. For measurements required in this Paragraph, the Company may assume standard T1 connectivity to the Internet.

3. Without limiting the effect of Paragraphs 1 and 2 above, the Company shall provide to Users coming to the Co-Branded Site at least the same level of service as is offered to Users coming directly to the Company Site.

4. Company shall ensure that planned maintenance windows will not occur during peak traffic hours.

5.      The Company Site or Co-Branded Site shall not, to Company's [***]:
        (a) contain publicly accessible defamatory or libelous material or material [***], without such person's consent; (b) permit to appear or be uploaded any publicly accessible messages, data, images or programs [***] or are, by law, [***]; or (c) permit to appear or be uploaded any publicly accessible messages, data, images or programs [***], including unauthorized [***] used in an [***]. Notwithstanding the foregoing, each party acknowledges and agrees that the Company may draft original news reports and editorial content and materials that may occasionally contain information or graphics in violation of the foregoing standards, and any such news reports and editorial treatment shall not be deemed a breach of this provision; provided, however, that Company will use commercially reasonable efforts to minimize any violation of the foregoing standards. This Section 5 shall only apply to materials on the Company Site or Co-Branded Site created by the Company.

6. If any of the standards set forth in Section 5, above, are not met by the Company, CNET may immediately remove any or all links to the Company Site and Co-Branded Site, at CNET's sole discretion. In such instance CNET will provide immediate notice and 24 hours from said notice to cure. If the Company Site or Co-Branded Site fails to operate


*** Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

        fully and functionally in any material respect for any period of four or more consecutive hours, even if otherwise in compliance with the performance standards, CNET may immediately remove any or all links to the Company Site and Co-Branded Site, at CNET's sole discretion, until such time as the Company notifies CNET that such Company Site and Co-Branded Site has resumed acceptable operation. Upon notification by the Company and verification by CNET that the Company Site and Co-Branded Site have resumed acceptable operations, CNET shall re-post links to the Company Site and Co-Branded Site within two business days in a manner substantially similar to the manner in which such links were previously included on the CNET Sites. These remedies are for CNET's editorial purposes and in no way limit CNET's ability to terminate this contract or pursue any other remedies hereunder in the event the performance standards set forth herein are not met.

                                    EXHIBIT D

                               MEDIA METRIX LETTER

September 10, 1999

Dear Media Metrix:

        Niku Corporation wishes to make it clear that CNET will receive the credit for all page views of the Co-Branded Sites (as that term is defined in the contract between CNET and Niku Corporation dated September 10, 1999), which include the site located at http://iniku.cnet.com.

        By signing below, Niku Corporation hereby agrees that CNET will be entitled to count all page views of the Co-Branded Site towards CNET's traffic as measured by Media Metrix as a "Domain" listing and "Property" listing. Further, Niku Corporation and CNET agree that each will receive credit in the "Consolidated" listing of Media Metrix. Niku Corporation acknowledges that CNET may present this letter to Media Metrix and other Internet traffic-auditing firms.

                                                   Sincerely,

                                                   Niku Corporation

                                                   -----------------------------




        Countersigned:

        -----------------------------
        CNET

                                    EXHIBIT E

                                  ILLUSTRATIONS

        ILLUSTRATION E-1:    Co-Branded Site Home Page

        ILLUSTRATION E-2:    Co-Branded Site Workspace Page

        ILLUSTRATION E-3:    Co-Branded Site Project Market Page

        ILLUSTRATION E-4:    Navigational Links to Co-Branded Site

        ILLUSTRATION E-5:    Navigational Links to Co-Branded Site

        ILLUSTRATION E-6:    Navigational Links to Co-Branded Site

        ILLUSTRATION E-7:    Navigational Bar

                                ILLUSTRATION E-1

                            CO-BRANDED SITE HOME PAGE

                          [GRAPHIC DEPICTING WEB PAGE]

                                ILLUSTRATION E-2

                         CO-BRANDED SITE WORKSPACE PAGE

                          [GRAPHIC DEPICTING WEB PAGE]

                                ILLUSTRATION E-3

                       CO-BRANDED SITE PROJECT MARKET PAGE

                          [GRAPHIC DEPICTING WEB SITE]

                                ILLUSTRATION E-4

                     NAVIGATIONAL LINKS TO CO-BRANDED SITES

                          [GRAPHIC DEPICTING WEB PAGE]

                                ILLUSTRATION E-5

                     NAVIGATIONAL LINKS TO CO-BRANDED SITE

                          [GRAPHIC DEPICTING WEB PAGE]

                                ILLUSTRATION E-6

                     NAVIGATIONAL LINKS TO CO-BRANDED SITE

                          [GRAPHIC DEPICTING WEB SITE]

                                ILLUSTRATION E-7

                                NAVIGATIONAL BAR

                          [GRAPHIC DEPICTING WEB SITE]

                                    EXHIBIT F

                                  CNET CONTENT

Company will receive a [daily/hourly] update containing the following CNET content:

CNET.COM:             Between four and eight current headlines taken from the
                      CNET.com site and one-paragraph summaries of the stories associated with such headlines

NEWS.COM:             Between four and eight current headlines taken from the
                      News.com site and one-paragraph summaries of the stories associated with such headlines

DOWNLOAD.COM:         Between four and eight current headlines taken from the
                      Download.com site and one-paragraph summaries of the stories associated with such headlines

BUILDER.COM:          Between four and eight current headlines taken from the
                      Download.com site and one-paragraph summaries of the stories associated with such headlines

SHOPPER.COM:          Shopper.com product search tool

                                    EXHIBIT G

                                CNET COMPETITORS

Ziff Davis
CMP
IDG
Wired
Mecklermedia
Andover News Network
FileZ.com
Developer.com
EarthWeb
MacCentral
Tucows
Dave Central
Gamelan
Softseek
Tipworld
Tom's Hardware
Amazon Auctions and Amazon Shop the Web (but not including sites operated by Amazon.com in other categories, including books, CDs, videos, etc.)
eBay
Onsale
Bidder's Edge
Boxlot
uBid
BottomDollar
MySimon
Price Watch
CompareNet
PriceScan

                                    EXHIBIT H

                               COMPANY COMPETITORS

Guru.com
HotOffice.com
Portera

Freeagent.com
Agillion
Onvia.com
MonsterTalent.com
Skillsvillage.com
Evolve
Office.com
Winstar Telebase or Winstar Communications eWork.com
DigitalWork
Net-Temps
Dice.com
Bsource.com
Bizland.com
Hypermart
myfreeoffice.com
mediadepot.com
Commerce-market.com
Visto.com
Magicaldesk.com
WebEx.com
Hotkoko.com
Skill.com
Aquent Partners
Contract-jobs.com
ConsultLink
ExpertMarketplace.com (PEN Group)
MBAFreeAgents.com
iFreeAgents
icenationwide.com
BrainStorm Interactive, Inc.
thedigs.com
elance.com
Expenseable.com
iTeamwork.com
Instinctive.com (eRoom or Instinctive Technology, Inc.)

                                    EXHIBIT I

               PERFORMANCE STANDARDS AND TECHNICAL SPECIFICATIONS

CNET will use commercially reasonable efforts to comply with the following performance standards throughout the Term:

1. The CNET Sites will be operational and fully functional in all material respects (i.e. capable of displaying information and conducting transactions as contemplated in the ordinary course of business) at least [***] of the time during any [***] period, except for a reasonable number of planned maintenance windows as specified by CNET.

2. The average time required to start displaying the HTML on a page of the CNET Sites (excluding planned maintenance windows specified by CNET and unplanned outages) after a link from the Company Site shall not exceed a daily average of [***], and the average time required to deliver an entire page of the CNET Sites (excluding planned maintenance windows specified by CNET and unplanned outages) over the open Internet shall not exceed a daily average of [***]. For measurements required in this Paragraph, CNET may assume standard T1 connectivity to the Internet.

3. Without limiting the effect of Paragraphs 1 and 2 above, CNET shall provide to Users coming to the CNET Sites from the Company Site at least the same level of service as is offered to Users coming directly to the CNET Sites.

4. CNET shall ensure that planned maintenance windows will not occur during peak traffic hours.

5. The CNET Sites shall not, to CNET's [***]: (a) contain publicly accessible defamatory or libelous material or material [***], without such person's consent; (b) permit to appear or be uploaded any publicly accessible messages, data, images or programs [***] or are, by law, [***]; or (c) permit to appear or be uploaded any publicly accessible messages, data, images or programs [***], including unauthorized [***] text, images or programs, [***] or other [***] used in an [***]. Notwithstanding the foregoing, each party acknowledges and agrees that CNET drafts original news reports and editorial content and materials that may occasionally contain information or graphics in violation of the foregoing standards, and any such news reports and editorial treatment shall not be deemed a breach of this provision; provided, however, that CNET will use commercially reasonable efforts to minimize any violation of the foregoing standards. This Section 5 shall only apply to non-editorial materials on the CNET Sites created by CNET.

6. If any of the standards set forth in Section 5, above, are not met by the CNET, Company may immediately remove any or all links to the CNET Site that is in violation, at Company's sole discretion. In such instance Company will provide immediate notice and 24 hours from said notice to cure. If a CNET Site fails to operate fully and functionally in any material respect for any period of four or more consecutive hours, even if otherwise in compliance with the performance standards, Company may immediately

*** Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

        remove any or all links to such CNET Site, at Company's sole discretion, until such time as the CNET notifies Company that such CNET Site has resumed acceptable operation. Upon notification by CNET and verification by the Company that the CNET Site in violation has resumed acceptable operations, Company shall re-post links to such CNET Site, if applicable, within two business days in a manner substantially similar to the manner in which such links were previously included on the Company Site and Co-Branded Site. These remedies are for Company's editorial purposes and in no way limit Company's ability to terminate this contract or pursue any other remedies hereunder in the event the performance standards set forth herein are not met.

                                    EXHIBIT J

                                 MARKETING PLAN

    1. One press release and a reasonable amount of supporting media activity (including at least two CEO media interviews) related to the Agreement and the Co-Branded Site. The timing of all marketing activities will be mutually upon by the parties, provided that most media activity will occur within a reasonable time of the September launch of the new Company Site.

    2. An additional two press releases over the Term describing customer acquisition on the Co-Branded Site, the success of the Co-Branded Site, and other newsworthy events related to the Co-Branded Site.

    3. A reasonable amount of executive referrals and interviews for substantial business and trade opportunities. Each party will provide a quote for two press releases per year regarding new services, initiatives, and other newsworthy events.

    4. Use of both parties' logos and description of the relationship on Company Site, in Company corporate materials, and in Company presentations (based on mutually agreeable standards determined by the parties from time to time)

                                    EXHIBIT K

                        PROMOTION OF THE CO-BRANDED SITE

Pursuant to Section 3.5, CNET will purchase Promotions on third party web sites or other media as follows:

          Month                            Amount
          -----                            ------
October 1999 - September 2001         $328,086.95 per quarter